CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-219561, 333-223163, 333-229679, 333-236393, 333-253456, and 333-262815 on Form S-8 of Redfin Corporation of our report dated March 22, 2022, relating to the financial statements of Bay Equity LLC appearing in this Current Report on Form 8-K of Redfin Corporation dated June 16, 2022.

/s/ KHA Accountants, PLLC

Flower Mound, Texas
June 16, 2022